                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              AMERICAN MEDIA, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              AMERICAN MEDIA, INC.
                          600 SOUTH EAST COAST AVENUE
                             LANTANA, FLORIDA 33462
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 13, 1996

     You are cordially invited to attend The Annual Meeting of Stockholders of American Media, Inc. (the "Company") which will be held at The Ritz-Carlton Hotel, 100 South Ocean Boulevard, Manalapan, Florida on Tuesday, August 13, 1996 at 9:30 a.m., local time, for the following purposes:

          1. To elect ten directors.

          2. To ratify the selection of Arthur Andersen LLP as independent certified public accountants of the Company for the fiscal year ending March 31, 1997.

          3. To transact such other business as may properly come before the meeting.

     These matters are described in detail in the attached Proxy Statement.

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof is the close of business on the record date of June 17, 1996.

     It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to please mark, date and sign the enclosed Proxy card and return it in the envelope provided for that purpose, which does not require postage. If you receive more than one Proxy card because you own shares of more than one class of common stock or because you own shares registered in different names or at different addresses, each Proxy card should be completed and returned.

                                            By Order of the Board of Directors

                                            MAYNARD RABINOWITZ
                                            Secretary

Lantana, Florida
June 25, 1996

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY.
              THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                              AMERICAN MEDIA, INC.
                            ------------------------

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 13, 1996
                            ------------------------

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Media, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held at The Ritz-Carlton Hotel, 100 South Ocean Boulevard, Manalapan, Florida, at 9:30 a.m., local time, on Tuesday, August 13, 1996, and at any postponement or adjournment thereof. This Proxy Statement and the accompanying Proxy Card are first being sent to stockholders on or about June 25, 1996. The Company's Annual Report on Form 10-K for the fiscal year ended March 25, 1996 (the "Annual Report"), will be delivered to the stockholders on or before the time of delivery of the other proxy materials.

     The Company's executive offices are located at 600 South East Coast Avenue, Lantana, Florida 33462 (telephone 561-540-1000).

OUTSTANDING SHARES AND VOTING RIGHTS

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof is the close of business on the record date of June 17, 1996 (the "Record Date"). The Company's voting securities entitled to be voted at the Annual Meeting consist of two classes of $.01 par value Common Stock -- Class A Common Stock (the "Class A Stock") and Class C Common Stock (the "Class C Stock") (collectively, the "Common Stock"). Holders of Class A Stock have one vote per share on all matters and holders of Class C Stock have three votes per share on all matters. For all matters to be considered at the Annual Meeting, the shares of Class A Stock and Class C Stock will vote together and not as separate classes.

     As of the Record Date, there were outstanding 21,074,303 shares of Class A Stock and 20,702,005 shares of Class C Stock. A quorum (the presence in person or by proxy of a majority of the number of votes to which holders of the issued and outstanding shares of the Class A Stock and Class C Stock are entitled to cast) is required for any vote taken at the Annual Meeting to be deemed valid. When a quorum is present, the affirmative vote of the majority of the votes, present in person or by proxy, to which holders of the shares of the Class A Stock and Class C Stock are entitled to cast is required for the election of each director and the ratification of the selection of independent certified public accountants and the approval of any other matter which is submitted to a vote of the stockholders at the Annual Meeting.

     Abstentions from voting will be included for purposes of determining whether a quorum is present and whether the requisite number of affirmative votes are received on any matters submitted to the stockholders for vote, and will have the same effect as a vote against all matters submitted to the stockholders for a vote, except for election of directors. A vote withheld from any director nominee has the same effect as a vote against that nominee. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote in respect to that matter.

     As of the Record Date, Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership IIIA (collectively "Boston Ventures") and Macfadden Holdings L.P. ("Macfadden L.P.") collectively owned beneficially, Common Stock representing approximately 75.9% of the combined voting power of the outstanding Common Stock to be voted at the Annual Meeting for the election of directors, based upon 4.8% of the voting power of the Class A Stock, and 100% of the voting power of the Class C Stock. Since a majority of the affirmative votes and/or shares of Class A Stock and Class C Stock voting together is required, Boston Ventures and Macfadden L.P. voting together are able to elect the entire Board of Directors of the Company and, in general, to determine the outcome of any other matter submitted to the stockholders for approval, including the selection of the Company's independent certified public accountants. See "Proposal
1 -- Election of Directors" for a description of the provisions of the Stockholders Agreement relating to voting for nominees of Boston Ventures or Macfadden L.P.

     Proxies properly executed and returned in a timely manner will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with the directions specified therein. If no directions are indicated, the shares represented by the proxy will be voted FOR the election of all nominees named herein as directors, FOR ratification of the selection of the independent certified public accountants, and on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies.

     Each stockholder giving a proxy has the power to revoke it any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth, as of April 30, 1996, unless otherwise noted, (1) the ownership of each class of the Company's voting securities by holders known by the Company to be beneficial owners of more than 5% of the outstanding shares of any class; and (2) the beneficial ownership of each class of the Company's equity securities by the Company's (a) directors and nominees (listed by name), (b) the Company's chief executive officer and its four other most highly compensated executive officers for the fiscal year ended March 25, 1996, and (c) directors and executive officers as a group, without naming them.

                                              CLASS A                        CLASS C
                                    ----------------------------   ----------------------------
                                    AMOUNT AND NATURE              AMOUNT AND NATURE
        NAME AND ADDRESS              OF BENEFICIAL     PERCENT      OF BENEFICIAL     PERCENT
      OF BENEFICIAL OWNER               OWNERSHIP       OF CLASS       OWNERSHIP       OF CLASS
- - --------------------------------    -----------------   --------   -----------------   --------
Boston Ventures Limited.........        1,011,313          4.8%        20,702,005          100%
  Partnership III(1)
  21 Custom House Street
  Boston, Massachusetts 02109
Boston Ventures Limited.........        1,011,313          4.8%        20,702,005          100%
  Partnership IIIA(1)
  21 Custom House Street
  Boston, Massachusetts 02109
Macfadden Holdings, L.P.(1).....        1,011,313          4.8%        20,702,005          100%
  476 Navesink River Road
  Red Bank, New Jersey 07701

                                              CLASS A                        CLASS C
                                    ----------------------------   ----------------------------
                                    AMOUNT AND NATURE              AMOUNT AND NATURE
        NAME AND ADDRESS              OF BENEFICIAL     PERCENT      OF BENEFICIAL     PERCENT
      OF BENEFICIAL OWNER               OWNERSHIP       OF CLASS       OWNERSHIP       OF CLASS
- - --------------------------------    -----------------   --------   -----------------   --------
Anthony J. Bolland(2)...........        1,011,313          4.8%        20,702,005          100%
  c/o Boston Ventures
  Management, Inc.
  21 Custom House Street
  Boston, Massachusetts 02109
Roy F. Coppedge III(2)..........        1,011,313          4.8%        20,702,005          100%
  c/o Boston Ventures
  Management, Inc.
  21 Custom House Street
  Boston, Massachusetts 02109
Peter J. Callahan(3)............        1,011,313          4.8%        20,702,005          100%
  c/o American Media, Inc.
  600 South East Coast Avenue
  Lantana, Florida 33462
Michael J. Boylan(3)............        1,011,313          4.8%        20,702,005          100%
  c/o American Media, Inc.
  600 South East Coast Avenue
  Lantana, Florida 33462
Maynard Rabinowitz(3)...........        1,011,313          4.8%        20,702,005          100%
  c/o American Media, Inc.
  600 South East Coast Avenue
  Lantana, Florida 33462
Ariel Capital Management,
  Inc.(4).......................        4,565,145         21.7%                --           --
  307 North Michigan Avenue
  Suite 500
  Chicago, Illinois 60601
Massachusetts Financial Services
  Company (5)...................        2,701,411         11.4%                --           --
  500 Boylston Street
  Boston, Massachusetts 02109
Salomon Brothers, Inc. (6)......        1,928,240          8.4%                --           --
  Seven World Trade Center
  New York, New York 10048

                                              CLASS A                        CLASS C
                                    ----------------------------   ----------------------------
                                    AMOUNT AND NATURE              AMOUNT AND NATURE
        NAME AND ADDRESS              OF BENEFICIAL     PERCENT      OF BENEFICIAL     PERCENT
      OF BENEFICIAL OWNER               OWNERSHIP       OF CLASS       OWNERSHIP       OF CLASS
- - --------------------------------    -----------------   --------   -----------------   --------
Yacktman Asset Management
  Company (7)...................        1,667,900          7.9%                --           --
  303 W. Madison Street
  Suite 1925
  Chicago, IL 60606
I.G. Investment Management Ltd.
  (8)...........................        1,185,600          5.6%                --           --
  One Canada Centre
  447 Portage Avenue
  Winnipeg, Manitoba R3C 3B6
Iain Calder.....................          467,131          2.2%                --           --
Steven B. Dodge.................               --           --                 --           --
Gerald S. Hobbs.................               --           --                 --           --
Gerry M. Ritterman..............               --           --                 --           --
Barry Baker.....................             1000         *                    --           --
Anthony S. Hoyt.................               --           --                 --           --
All directors and executive
  officers as a group (21)
  persons)......................        2,258,107(9)      10.6%        20,702,005        100.0%

- - ---------------

* Less than 1% of Class.

(1) Each of Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA and Macfadden L.P., as a result of a Registration Rights and Voting Agreement among Macfadden L.P., Boston Ventures and the former limited partners of GP Group Acquisition Limited Partnership, L.P. ("Acquisition Partnership") dated April 8, 1993 relating to termination of Acquisition Partnership on June 30, 1993 ("Stockholders Agreement"), is deemed to have shared voting power (but not shared investment power) with respect to the shares of Class A Stock and Class C Stock owned of record by them and are thus the beneficial owners of such shares. Boston Ventures Limited Partnership III has sole or shared investment power with respect to 531,376 shares of Class A Stock and 9,786,806 shares of Class C Stock. Boston Ventures Limited Partnership III disclaims beneficial ownership of all shares of Class A Stock and Class C Stock other than those shares as to which it has sole or shared investment power. Boston Ventures Limited Partnership IIIA has sole or shared investment power with respect to 140,078 shares of Class A Stock and 2,579,602 shares of Class C Stock. Boston Ventures Limited Partnership IIIA disclaims beneficial ownership of all shares of Class A Stock and Class C Stock other than those shares as to which it has sole or shared investment power. Macfadden L.P. has sole or shared investment power with respect to 339,859 shares of Class A Stock and 8,335,597 shares of Class C Stock. Macfadden L.P. disclaims beneficial ownership of all shares of Class A Stock and Class C Stock other than those shares as to which it has sole or shared investment power. Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA and Macfadden L.P. share investment power with the Company with respect to 8,913,022 shares of Class A Stock and Class C Stock in order to satisfy Acquisition Partnership's obligations in connection with the Partnership Warrants. See "Certain

     Relationships and Related Transactions." Boston Ventures Company Limited Partnership III, as the sole general partner of each of Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership IIIA, is deemed to be the beneficial owner of the shares of Class A Stock and Class C Stock beneficially owned by such limited partnerships. Boston Ventures Company Limited Partnership III disclaims beneficial ownership of all shares of Class A Stock and Class C Stock as to which Macfadden L.P. has sole or shared investment power. The partnership agreement governing Boston Ventures requires Boston Ventures to terminate, and distribute its assets, including any Company Common Stock then held, to its partners no later than March 31, 2001.
(2) Each of these persons, as well as each of Ms. Martha H. W. Crowninshield and Messrs. William F. Thompson, Richard C. Wallace and James M. Wilson in their respective capacities as partners of Boston Ventures Company Limited Partnership III, is deemed to be the beneficial owner of the shares of Class A Stock and Class C Stock beneficially owned by Boston Ventures Company Limited Partnership III. These persons disclaim beneficial ownership of all shares of Class A Stock and Class C Stock as to which Macfadden L.P. has sole or shared investment power. See footnote 1.
(3) Each of Messrs. Callahan, Boylan and Rabinowitz and Macfadden Publishing Inc. ("Macfadden Publishing") in their respective capacities as general partners of Macfadden L.P., is deemed to be the beneficial owner of the shares of Class C Stock and Class A Stock beneficially owned by Macfadden L.P. and to have shared voting and investment power with respect to such shares. Mr. Callahan, as the sole stockholder of Macfadden Publishing, is deemed to be the beneficial owner of the shares of Class C Stock and Class A Stock beneficially owned by Macfadden Publishing. Each of these persons and Macfadden Publishing disclaim beneficial ownership of all shares of Class A Stock and Class C Stock other than those shares as to which Macfadden L.P. has sole or shared investment power. See footnote 1.
(4) Shares are held in 34 client accounts, of which no single account owns more than 5% of the outstanding Class A Stock. Ariel Capital Management, Inc. ("Ariel Capital"), in its capacity as investment advisor, has sole voting power over 4,382,945 shares of Class A Stock and has sole investment discretion over 4,565,145 shares of Class A Stock. Ariel Capital disclaims beneficial ownership of all of these shares.
(5) Based upon information as of April 30, 1996, 2,701,411 shares of Class A Stock which may be acquired through the exercise of warrants to purchase the Class A Stock of Company are beneficially owned by Massachusetts Financial Services Company ("MFS") and certain mutual funds and/or certain other non-reporting entities in the MFS complex.
(6) Based upon information contained in a Schedule 13D dated March 8, 1996, 1,928,240 shares of Class A Stock which may be acquired through the exercise of warrants to purchase the Class A Stock of Company were beneficially owned by Salomon Brothers, Inc. ("SBI"). SBI also reports that it held a short position in 81,600 shares of Class A Stock.
(7) Based upon information as of April 30, 1996 by Yacktman Asset Management Company ("Yacktman"), 1,667,900 shares of Class A Stock are held by The Yacktman Fund and 267,900 shares of Class A Stock are held in individual client accounts managed by Yacktman. Yacktman has sole voting power over 1,572,000 of said shares.
(8) Based upon information as of May 2, 1996 by I.G. Investment Management, Ltd. ("Investment Management"), shares are held in two Canadian mutual funds, Investors U.S. Growth Fund Ltd. (1,075,800 shares of Class A Stock), and Investors Global Fund Ltd. (109,800 shares of Class A Stock), as to which Investment Management, a Canadian investment advisory management company serves as investment advisor. Investment Management has voting and investment power over all 1,185,600 shares.
(9) Also includes 195,667 shares of Class A Stock subject to existing stock options which are exercisable within 60 days of April 30, 1996.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

     Ten directors are to be elected at the Annual Meeting. The persons named below have been designated by the Board as nominees for election as directors, to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. In the event any nominee becomes unavailable to serve, the proxies will be voted for the election of the balance of those named and a substitute nominee selected by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve.

The names of the nominees and information about them are set forth below.

     ANTHONY J. BOLLAND, age 42, is a Vice President of the Company. Mr. Bolland joined the Company's predecessor in 1989. Since 1983, Mr. Bolland has been a partner of Boston Ventures Company Limited Partnership III and its predecessors, the general partner of Boston Ventures, which together with its affiliates have made 36 investments totaling $890 million (predominantly in the media and communications industry) since 1983. Mr. Bolland has been a director of the Company since its inception in 1990.

     MICHAEL J. BOYLAN, age 49, is a Vice Chairman, Publishing Operations of the Company. Mr. Boylan joined the Company's predecessor in 1989. Mr. Boylan is also President of Macfadden Publishing, a magazine publishing holding company which he joined in 1980 and which is a general partner of Macfadden L.P. Affiliates of Macfadden Publishing publish 45 magazines. Mr. Boylan has been a director of the Company since its inception in 1990.

     IAIN CALDER, age 57, is Executive Vice President,and has been employed by the Company, its subsidiaries and predecessors in various executive and editorial positions for over 30 years. Mr. Calder has been a director of the Company since its inception in 1990.

     PETER J. CALLAHAN, age 54, is Chairman, President and Chief Executive Officer of the Company. Mr. Callahan joined Company's predecessor in 1989. Mr. Callahan is also Owner-Chairman of Macfadden Publishing which he founded in 1975 and which is a general partner of Macfadden L.P. In addition, Mr. Callahan is a general partner of Macfadden L.P. Mr. Callahan has been a director of the Company since its inception in 1990.

     ROY F. COPPEDGE III, age 48, is a Vice President of the Company. Mr. Coppedge joined the Company's predecessor in 1989. Since 1983, Mr. Coppedge has been a partner of Boston Ventures Company Limited Partnership III and its predecessors, the general partner of Boston Ventures. Mr. Coppedge has been a director of the Company since its inception in 1990. Mr. Coppedge is also a director of Continental Cablevision, Inc.

     STEVEN B. DODGE, age 50, has been the Chairman and Chief Executive Officer of American Radio Systems Corp. (or predecessor companies), a radio broadcasting company which owns 37 radio stations in 14 markets, since 1988. Mr. Dodge has been a director of the Company since 1992.

     GERALD S. HOBBS, age 54, is currently Chairman and Chief Executive Officer (since December, 1984) of BPI Communications, Inc. ("BPI"), a diversified publishing and communications company. He is also the Chief Executive Officer of VNU-USA, Inc. whose businesses include BPI, VNU Marketing Information Services, Inc.,and Bill Communications, Inc. BPI publishes 20 magazines and 33 annual directories. Mr. Hobbs is a Director of the American Business Press and BPA International. Until February, 1994, Boston

Ventures owned approximately two-thirds of the equity interest in a partnership which owned the assets comprising the business of BPI. In February, 1994, BPI was sold to VNU, a leading European media company. Mr. Hobbs has been a director of the Company since 1991.

     MAYNARD RABINOWITZ, age 54, is a Vice Chairman, Finance, Administration and Legal Affairs and Secretary of the Company. Mr. Rabinowitz joined the Company's predecessor in 1989. Mr. Rabinowitz is a general partner of Macfadden L.P. Mr. Rabinowitz has been a director of the Company since its inception in 1990.

     GERRY M. RITTERMAN, age 46, has been President of Ritterman Capital Incorporated since 1989 and since 1994, President of CLF Management Inc. and Chairman of Seybert Nicholas Printing Group, Cousins Printing L.P. and Chelsea Graphics Inc. Ritterman Capital Incorporated is a private investment company which invests primarily in publishing and printing companies. In 1994 Mr. Ritterman sold Music America Publishing, Inc., a publisher of directories and consumer titles in the music field, which he had owned since 1992. Mr. Ritterman has also served as a consultant to several publishers. Mr. Ritterman has been a director of the Company since 1993.

     BARRY BAKER, age 43, has been Chief Executive Officer of River City Broadcasting, L.P. ("River City"), one of the nation's largest privately owned TV/Radio enterprises which owns and operates 10 television stations and 24 radio stations, since 1988. Mr. Baker is the President of Better Communications, Inc., which is the General Partner of River City. Mr. Baker also serves on the ABC Board of Governors and the FOX Broadcasting Board of Governors. He is the current Chairman of the Television Bureau of Advertising. Mr. Baker has been a director of the Company since November, 1995.

STOCKHOLDERS AGREEMENT

     Pursuant to the terms of the Stockholders Agreement, Macfadden L.P. and Boston Ventures have agreed to vote their respective shares of Class A Stock and Class C Stock in concert to elect the following persons as directors of the
Company: Peter J. Callahan, Michael J. Boylan, Maynard Rabinowitz, Iain Calder, Roy F. Coppedge III, Anthony J. Bolland, and such other independent directors as shall be selected and nominated with the agreement of Macfadden L.P. and Boston Ventures. They have also agreed that any vacancy caused by the death, incapacity or resignation of Messrs. Callahan, Boylan, Rabinowitz or Calder will be filled by Macfadden L.P., and any vacancy similarly caused with respect to Messrs. Bolland or Coppedge will be filled by Boston Ventures. At April 30, 1996, Macfadden L.P. and Boston Ventures collectively owned approximately 75.9% of the combined voting power of the Company's outstanding Common Stock.

     No family relationships exist between any of the executive officers or directors of the Company.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

                 COMPLIANCE WITH SECTION 16 UNDER THE 1934 ACT

     Under the securities laws of the United States, the Company's directors, executive officers and all persons owning beneficially more than ten percent of Company's Class A Stock are required to file reports of their initial ownership of Common Stock and any changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange, Inc., and provide copies of these reports to the Company. Specific due dates have been established, and the Company is required to disclose in this Proxy Statement any known failure to file these reports by these dates.

     Based upon written representations of reporting persons and a review of copies of filed reports received by the Company, the Company believes all of these filing requirements were satisfied, except that director Barry Baker filed one report late, reporting a purchase of Class A Stock.

                      MEETINGS AND COMMITTEES OF THE BOARD

     During fiscal 1996, the Board of Directors held four meetings. Each director attended at least 75% of all of the Board meetings held while he was a director and the meetings of the committees on which he served.

     The Company's Board of Directors has established an Audit Committee consisting of Messrs. Hobbs, Dodge and Ritterman, none of whom is an employee of the Company or its subsidiaries. The Audit Committee oversees the procedures, scope and results of the annual audit and reviews the services provided by Company's independent certified public accountants. The Audit Committee met once during fiscal 1996.

     The Company's Board of Directors has a standing committee to administer Company's Stock Option Plan. The members of this Committee are Messrs. Hobbs, Dodge and Ritterman. The Committee met once during fiscal 1996.

     The Company has an Executive Compensation Committee (known as the Executive Compensation Review Board) comprised of Messrs. Hobbs, Dodge and Ritterman. The purpose of this committee is to establish policies and guidelines concerning the compensation of Company's Chief Executive Officer and other executive officers of the Company. The Executive Compensation Review Board did not meet during fiscal 1996.

     Company's Board of Directors does not have a standing nominating committee. The Board of Directors performs this function.

                             DIRECTOR COMPENSATION

     Directors who are also employees of the Company or any of its subsidiaries or partners of Boston Ventures or Macfadden L.P. do not currently receive any additional compensation for serving as a director or committee member or for attending Board or committee meetings. All other directors receive an annual retainer of $25,000, plus $2,500 for each Board meeting and committee meeting (held other than on the date of a Board meeting) attended. In addition, the Company reimburses all directors for travel and out-of-pocket expenses incurred in connection with Board or committee meetings and otherwise with respect to their duties as directors.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company and its subsidiaries to the Company's chief executive officer and its four other most highly compensated executive officers at March 25, 1996, for services rendered to the Company and its subsidiaries during the fiscal years 1996, 1995 and 1994:

                       SUMMARY ANNUAL COMPENSATION TABLE

                                           FISCAL                OTHER ANNUAL        ALL OTHER
      NAME AND PRINCIPAL POSITION           YEAR    SALARY($)   COMPENSATION($)   COMPENSATION($)
- - ---------------------------------------    ------   ---------   ---------------   ---------------
Peter J. Callahan......................     1996     350,000          -0-              657,818(1)(2)
  Chairman, President, Chief Executive      1995     350,000          -0-            1,145,239
  Officer                                   1994     250,000          -0-            1,510,609
Michael J. Boylan......................     1996     300,000          -0-              281,960(1)(2)
  Vice Chairman, Publishing Operations      1995     300,000          -0-              526,447
                                            1994     200,000          -0-              509,004
Maynard Rabinowitz.....................     1996     300,000          -0-              289,500(1)(2)
  Vice Chairman, Finance,                   1995     300,000          -0-              526,447
  Administration and Legal Affairs, and     1994     200,000                           509,433
  Secretary
Iain Calder............................     1996     506,539          -0-               45,481(2)
  Executive Vice President                  1995     577,000          -0-               21,670
                                            1994     569,000          -0-               66,762
Anthony S. Hoyt........................     1996     442,308          -0-               12,834
  Senior Vice President and Publisher,      1995         -0-          -0-                  -0-
  National Enquirer and Star                1994         -0-          -0-                  -0-

- - ---------------

(1) Includes management fees ("Management Fees") distributed by Macfadden L.P. as a component of compensation for serving as executive officers of the Company and its subsidiaries. The Compensation Committee adopted a five-year Senior Executive Compensation Plan ("Compensation Plan"), effective in fiscal 1995, which was approved by Company's Stockholders at the 1994 Annual Meeting. The individuals eligible to participate in the Compensation Plan are Messrs. Callahan, Boylan and Rabinowitz (the "Participants"). Under the Compensation Plan, the Participants will receive a base salary and a management fee. The base salaries are $350,000, $300,000 and $300,000, respectively, for Messrs. Callahan, Boylan and Rabinowitz. The management fee is divided into two components. The first component consists of cash payments of $650,000 to Mr. Callahan and $275,000 to each of Messrs. Boylan and Rabinowitz. The second component is based upon the Company's performance. If the company achieves more than $100 million of operating cash flow, for the applicable fiscal year, as defined in a Third Amended and Restated Credit Agreement dated as of November 10, 1994, (as amended from time to time) among American Media Operations, Inc. ("Operations"), a wholly-owned subsidiary of the Company, certain banks and The Chase Manhattan Corporation (formerly Chemical Bank) as agent (the "Credit Agreement"), after adding back start-up costs of new projects (such as magazine launches) and deducting any acquired cash flows, the Participants named above will receive in the aggregate 4% of operating cash flow in excess of $100 million. The performance component is to be distributed as follows: Mr. Callahan -- 50%; Mr. Boylan -- 25%; and Mr. Rabinowitz -- 25%. Amounts payable as management fees under the Compensation Plan will not exceed any applicable limitations set forth in the documents governing Company's financing arrangements.
(2) Includes Operation's profit-sharing contributions allocated under Operation's Employee Profit Sharing Plan ("Profit Sharing Plan"). For fiscal 1996, Messrs. Callahan, Boylan, Rabinowitz and Calder each received a contribution of $6,090.

EMPLOYMENT AGREEMENTS

     Effective December 1, 1995 the Company entered into a new employment agreement with Mr. Calder with a stated term ending November 30, 1996. The agreement provides for a reduction in Mr. Calder's work schedule by approximately 50% and an annual base salary of $300,000. The agreement is terminable by the Company upon ten days' written notice for cause, which generally includes conviction of a felony, use of drugs or alcohol in a manner which, in the opinion of the Board of Directors, is injurious to the business or reputation of the Company; the willful or repeated failure to perform his duties and responsibilities; material dishonesty in financial dealings with or on behalf of the Company or any material breach of certain representations made therein by him. Mr. Calder is entitled to receive his base salary through the end of the month in which his employment is terminated prior to the end of the stated term by reason of death, or for cause. The employment agreement limits the ability of Mr. Calder to compete with the Company and its subsidiaries under certain circumstances. If the employment agreement is not renewed for an additional one (1) year period, Mr. Calder is entitled to be employed as a Consultant to the Company at the rate of $100,000 per annum for a period of two years.

     The Company has entered into an employment agreement with Mr. Hoyt with a stated term ending May 1, 1998, and provides for an annual base salary of $500,000 and a bonus of five (5%) percent of increases in the annual net advertising revenues. The agreement is terminable by the Company upon five (5) days written notice for cause, which generally includes conviction of a felony, failure to perform material duties or obligations, or commission of any willful, malicious, grossly negligent or reckless act which is materially detrimental to the business or reputation of the Company. If Mr. Hoyt is so terminated he will be entitled to receive his base compensation and bonus through the effective date of termination. If Mr. Hoyt becomes disabled, as defined in the agreement, he is entitled to 50% of his base compensation until the disability ceases or the agreement terminates, whichever is earlier. If Mr. Hoyt voluntarily resigns during the term of the agreement, all benefits and payments shall cease on the date of resignation or upon the expiration of a benefit under an applicable benefit program. If the Company terminates the agreement without cause, Mr. Hoyt is entitled to salary benefits and bonus compensation for the year during which termination occurs, less any compensation and comparable benefits provided to him from any other source during the remainder of the term. The agreement also contains certain provisions relating to confidentiality and solicitation of employees or customers of Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding grants of stock options made during the fiscal year ended March 25, 1996 to the executive officers names in the Summary Compensation Table ("Named Executive Officers"):

                               INDIVIDUAL GRANTS

                                                                                                        POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMABLE
                                                                                                          ANNUAL RATES OF
                                                                                                            STOCK PRICE
                                               PERCENT OF TOTAL                                           APPRECIATION FOR
                                              OPTIONS GRANTED TO                                           OPTION TERM(2)
                         NUMBER OF OPTIONS       EMPLOYEES IN      EXERCISE OR BASE                     --------------------
        NAME                 GRANTED(1)          FISCAL YEAR       PRICE PER SHARE    EXPIRATION DATE   5%($)        10%($)
- - ---------------------    ------------------   ------------------   ----------------   ---------------   ------       -------
Anthony S. Hoyt......          50,000                 9.8%              $ 5.75            9/28/00       79,431       175,522

- - ---------------

(1) Each of the option grants set forth on this chart is exercisable in three
     (3) equal annual installments, commencing one year from the date of grant.
(2) The potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the Securities and Exchange Commission and do not represent a forecast of the future appreciation of the Company's Common Stock.

COMPENSATION COMMITTEE REPORT

     The Company's compensation policies are determined by the Executive Compensation Review Board (the "Compensation Committee") and the Stock Option Committee, each comprised of the Company's three outside directors. The Compensation Committee submits the following report for fiscal 1996:

     The Company's executive compensation programs cover executive officers who are primarily responsible for formulating and carrying out the long range plans of the Company. The program has the following two primary objectives: (1) provide market competitive compensation to attract and retain key management personnel; and (2) provide incentives to promote the best interests and future profitability of the Company.

     The Company has established a competitive level of compensation based on information drawn from a variety of sources, including industry surveys, proxy statements and industry consultants as well as the Peer Group as defined in the Performance Graph ("Peer Group"). The Peer Group includes publishers of periodicals or newspapers, many of which have a national distribution.

     The three components to the Company's executive compensation program are base salary, long-term incentive compensation, and annual incentive compensation and management fees. Base salaries are designed to be competitive with comparable companies and to reflect job responsibilities and individual performance. Long-term incentive compensation is based on the assessment by the Company of the desirability to supplement salary and other annual compensation of specific executive officers and key employees with incentives in the form of stock option grants under Company's Stock Option Plan. Annual incentive compensation (bonuses) is similarly based upon the profitability of the Company and individual performance. Management fees are paid to compensate the Company's Chairman and two Vice Chairmen for their efforts in the management of the Company and its subsidiaries.

     In 1994, the Compensation Committee adopted, and the Company's stockholders approved the Compensation Plan. The Compensation Plan is intended to prevent the loss of the federal income tax deductions available to the Company for the amount of any compensation in excess of $1,000,000 paid to the Company's Chairman and two Vice Chairmen. In accordance with the Compensation Plan, the compensation paid to these officers under the 1996 executive compensation program qualified for federal income tax deduction. In adopting the Compensation Plan and in addition to the tax implications described above, the Compensation Committee considered, without quantifying any of these factors, the collective managerial performance of the Chairmen and two Vice Chairmen, including the Company's growth in net earnings per share in past fiscal years, cost containment efforts and other efforts to improve operating results, as well as the Chairman and Vice Chairmen's continued contributions to the growth of the Company through launching of new magazines and engaging in other related ventures.

     The individuals eligible to participate in the Compensation Plan are Messrs. Callahan, Boylan and Rabinowitz (the "Participants"). Under the Compensation Plan, the Participants receive a base salary and a management fee. The base salaries are $350,000, $300,000 and $300,000, respectively, for Messrs. Callahan, Boylan and Rabinowitz. The management fee is paid through Macfadden L.P. and divided into two components. The first component is fixed and consists of cash payments of $650,000 for the benefit of Mr. Callahan and $275,000 for the benefit of each of Messrs. Boylan and Rabinowitz. The second component is based upon the Company's performance. If the Company achieves more than $100 million of operating cash flow, as defined in the Third Amended and Restated Credit Agreement dated as of November 10, 1994, (as amended from time to time) among Operations, certain banks and the Chase Manhattan Corporation (formerly Chemical Bank) as agent, for the applicable fiscal year, after adding back start-up costs of new projects (such as magazine launches) and deducting any acquired cash flows, the Participants will receive in the aggregate 4% of operating cash flow in excess of $100 million. The performance component is distributed as follows: Mr. Callahan -- 50%; Mr. Boylan -- 25%; and Mr. Rabinowitz -- 25%. Total amounts payable as management fees under the Compensation Plan for fiscal 1996 amounted to $1,200,000 and was within any applicable limitations set forth in the documents governing Company's financing arrangements. This amount consisted only of the first component of the management fee. Due to the Company's performance in fiscal 1996 no payments were made under the second component of the management fee.

     Prior to fiscal 1995, the base salaries of the Company's Chairman and two Vice-Chairmen had not increased since fiscal 1991 and were considerably below competitive base salaries for executive officers of similar rank and responsibilities in the Peer Group. Notwithstanding the management fees and the increase in base salaries which are determined in accordance with the Compensation Plan, the total compensation for fiscal 1996 for the Company's Chairman and two Vice-Chairmen was competitive with the total compensation for executives of similar rank and responsibilities in the Peer Group, especially after considering the fact that the Company's Chairman and two Vice-Chairmen have not received any form of incentive stock compensation. A review of the compensation of executive officers of the Peer Group also confirmed that base salaries paid to the other two executive officers of the Company named in the "Summary Compensation Table" generally fell within the competitive ranges of total cash compensation paid to top editorial and operating executive officers within the Peer Group.

     For fiscal 1996, Peter Callahan, the Company's Chief Executive Officer, was paid $350,000 in base salary, $650,000 in management fees, and $6,090 in long-term incentive compensation as a contribution under the Profit Sharing Plan. As discussed above, other than the Profit Sharing Plan contribution, the other amounts were determined pursuant to the Compensation Plan. No incentive stock compensation was awarded to Mr. Callahan or the Vice Chairmen of the Company.

Steven B. Dodge
Gerald S. Hobbs
Gerry M. Ritterman

                               PERFORMANCE GRAPH

     The graph below compares the cumulative total returns, including reinvestment of dividends, of the Company's Class A Stock with the companies in the Standard & Poors (S&P) 500 Index and with eight peer group companies which include: Central Newspapers, Lee Enterprises, Inc., McClatchy Newspapers, Media General, Inc., Meredith Corp., Multimedia, Inc., (acquired January, 1996) Park Communications, Inc. (acquired June, 1995) and Playboy Enterprises, Inc. (collectively referred to herein as the "Peer Group"). The Peer Group consists of publishers of periodicals or newspapers, many of which have a national distribution, with a market capitalization between $100 million and $1 billion. The comparison covers a period of 57 months ending March 31, 1996, and is based on an assumed $100 investment on July 19, 1991 (the date of the Company's initial public offering) in the Company's Class A Stock.

                          TOTAL RETURN TO STOCKHOLDERS

                                   [GRAPH]

      MEASUREMENT PERIOD           AMERICAN
    (FISCAL YEAR COVERED)         MEDIA, INC.     S&P 500 INDEX   PEER GROUP
JULY 19, 1991                           100.00          100.00          100.00
1992                                    132.68          107.51          100.77
1993                                    123.34          123.88          117.06
1994                                    119.28          125.70          124.78
1995                                    105.22          145.27          148.50
1996                                     53.53          191.91          191.23

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For information on the payment by the Company of management fees to certain executive officers of the Company during fiscal 1996, see Footnote 1 to the "Summary Compensation Table."

     With the net proceeds derived from a May 1992 offering of $135,000 Units, each consisting of one Zero Coupon Note of Operations, in the face amount of $1,000 and 36 warrants (the "Warrants") to acquire the Company's Class A Stock, the Company acquired 4,860,000 warrants (the "Partnership Warrants") from Acquisition Partnership for approximately $12.9 million. The Partnership Warrants provide for the purchase of the same number of shares of the Company Common Stock from Boston Ventures and Macfadden L.P. and certain other former partners of Acquisition Partnership as are purchasable under the Warrants with terms substantially identical to those of the Warrants. The Company intends, subject to certain timing considerations, to exercise the Partnership Warrants to the extent any Warrants are exercised. This will permit the Company to use the shares obtained from exercising the Partnership Warrants to cover the exercise of the Warrants in a non-dilutive manner. Pursuant to the terms of the Stockholders Agreement relating to the termination of Acquisition Partnership, Boston Ventures and Macfadden L.P. placed 8,913,022 shares of Class C Stock in escrow to satisfy their obligations in connection with the Partnership Warrants. This total includes an additional 4,113,018 shares of Class C Stock placed in escrow as a result of the dilutive effect on the Warrants of the January 3, 1995 payment of a Special Dividend of $7.00 per share to all of the Company's shareholders.

     The remaining former partners of Acquisition Partnership have placed a total of 330,698 shares of Class A Stock in escrow to satisfy their portion of the obligation related to the Partnership Warrants under the Stockholders Agreement.

     The obligations of Boston Ventures, Macfadden L.P. and other former members of Acquisition Partnership with respect to the Partnership Warrants expire on May 25, 1997, after which time any shares held in escrow will be returned to the respective owners. Each of Boston Ventures and Macfadden L.P. retains the right to vote its respective shares held in escrow.

     To obtain volume discounts, the Company purchases paper from suppliers on behalf of its subsidiaries as well as Macfadden Publishing and the Sterling/Macfadden Partnership, both of which are controlled by Peter J. Callahan (the "Macfadden Companies"). The Macfadden Companies reimburse the Company for the cost of such paper on a timely basis. In fiscal 1996, the Company and its subsidiaries were reimbursed approximately $4.3 million for paper purchased on behalf of the Macfadden Companies. The Macfadden Companies also employ the Company and its subsidiaries as its advertising sales representative in New York and Chicago, for which the Macfadden Companies paid to the Company and its subsidiaries approximately $120,000 for fiscal 1996.

     During fiscal 1996, the Company leased office facilities for its sales and syndication personnel in Chicago and in New York City from the Macfadden Companies. In fiscal 1996, Operations paid to the Macfadden Companies approximately $98,000 in connection with the Chicago lease and an aggregate of $17,589 in connection with two New York City leases. The Company and its subsidiaries believe that the transactions discussed herein with the Macfadden Companies were on terms substantially similar to those available from non-affiliates and were fair to the Company and its subsidiaries from a financial point of view. The New York City lease arrangements are no longer in existence.

                   PROPOSAL 2 -- RATIFICATION OF SELECTION OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee of the Board of Directors, Arthur Andersen LLP, independent certified public accountants, has been selected by the Board of Directors to continue to act as the Company's auditors for the fiscal year ended March 31, 1997, and to perform such other services as may be required of them. Representatives of Arthur Andersen LLP will be present at the 1996 Annual Meeting of Stockholders and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions raised at the meeting.

          MANAGEMENT OF COMPANY AND THE BOARD OF DIRECTORS RECOMMEND A
                             VOTE FOR RATIFICATION.

                           PROPOSALS BY STOCKHOLDERS

     Proposals by stockholders intended to be presented at the 1997 Annual Meeting must be received by the Secretary of the Company at Company's executive offices 600 South East Coast Avenue, Lantana, Florida 33462, no later than February 24, 1997, for inclusion in the Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The cost of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but may also be solicited by directors, officers and other employees of the Company personally or by telephone, telecopy, or otherwise. The Company has hired Chemical Mellon Shareholder Services LLC, its transfer agent, to coordinate the solicitation of proxies for a fee of approximately $3,000 plus expenses. The Company will also reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

     The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any items of business at the Annual Meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

                                            By Order of the Board of Directors




                                            MAYNARD RABINOWITZ
                                            Secretary

Lantana, Florida
June 25, 1996

                                                                      APPENDIX A

                     REVOCABLE PROXY - CLASS A COMMON STOCK
                              AMERICAN MEDIA, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 13, 1996

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

       The undersigned hereby appoints Richard W. Pickert and Peter A. Nelson as proxies each with full powers of substitution to act, as attorneys and proxies for the undersigned, to vote all shares of Class A Common Stock of American Media, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at The Ritz Carlton Hotel, 100 South Ocean Boulevard, Manalapan, Florida, on Tuesday, August 13, 1996 at 9:30 a.m., local time, and at any postponement or adjournment thereof, as stated on the reverse side.

       THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1, AND FOR RATIFICATION OF THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS WHICH IS PROPOSAL 2, AND ON OTHER MATTERS PRESENTED FOR A VOTE, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS ACTING UNDER THIS PROXY. IN THE EVENT ANY NOMINEE FOR ELECTION AS DIRECTOR BECOMES UNAVAILABLE TO SERVE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BALANCE OF THOSE NAMED AND A SUBSTITUTE SELECTED BY THE BOARD OF DIRECTORS.

       Each stockholder giving a proxy has the power to revoke it any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of American Media, Inc. or by delivery of a later-dated proxy. Attendance at the Annual Meeting without further action will not automatically revoke a proxy.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

- - --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                                                                                                                   Please mark
                                                                                                                   your votes as [X]
                                                                                                                   indicated in
                                                                                                                   this example


                       PROPOSAL 1                                                             PROPOSAL 2
To elect as directors of American Media, Inc. all of the         To ratify the selection of Arthur Andersen LLP as independent
following nominees: Messrs. Anthony J. Bolland, Michael          public accountants for the fiscal year ending March 31, 1997.
J. Boylan, Iain Calder, Peter J. Callahan, Roy F.
Coppedge, III, Steven B. Dodge, Gerald S. Hobbs, Maynard
Rabinowitz, Gerry M. Ritterman and Barry Baker (except
as written contrary below).
                   FOR        WITHHELD                                               FOR     AGAINST     ABSTAIN
                   [ ]          [ ]                                                  [ ]       [ ]         [ ]

FOR, except vote withheld from                                       OTHER BUSINESS
                                                                     In their judgment, the proxies are authorized to vote upon such
- - --------------------------------------------------------             other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
- - --------------------------------------------------------

- - --------------------------------------------------------             Please sign exactly as your name appears on this card. When signing as attorney-in-fact, personal or legal representative,
- - --------------------------------------------------------             executor, administrator, trustee or guardian, please give your full title. When shares are held by joint tenants, both should
- - --------------------------------------------------------             sign.

                                                                     Signature:                                 Date:
                                                                               --------------------------------      ---------------

                                                                     Signature:                                 Date:
                                                                               --------------------------------      ---------------
                                                                     PLEASE MARK YOUR CHOICES LIKE THIS [X] IN BLACK OR BLUE INK

                                                                     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
                                                                     ENCLOSED ADDRESSED ENVELOPE

- - ------------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE
